Exhibit 10.70

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the "Agreement"), dated as of November 1, 2010, the majority of terms of which were verbally agreed to on August 14, 2009, and effective as of August 1, 2009, between Stratus Media Group, Inc., a Nevada corporation with its principal place of business at 3 East De La Guerra Street, Santa Barbara, California 93101 (the "Company"), and John F. Moynahan ("Executive").

W I T N E S S E T H:

WHEREAS, the Company is engaged in the business of sports and entertainment event ownership, television broadcasting of events, product merchandising, marketing, operations, sales, agent, venue, credit card marketing programs, and corporate representation and consultancy (the “Business”); and

WHEREAS, the Company wishes to employ Executive, and Executive wishes to accept such employment, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           EMPLOYMENT.  The Company shall employ the Executive and Executive hereby accepts such employment with the Company, upon the terms and conditions hereinafter set forth for the period beginning on August 1, 2009 (the “Effective Date”) and ending on the Termination Date determined pursuant to Section 4 (the “Employment Term”).

2.           POSITION AND DUTIES.

(a)           During the Employment Term, the executive shall serve as the Senior Vice President and Chief Financial Officer of the Company and shall report to the Chief Executive Officer and the Board of Directors of the Company, or to a committee thereof.  Subject to the direction and control of the Board of Directors of the Company, Executive's duties shall include principal responsibility for formulation and implementation of the business policies, controls, procedures of the Company, employment decisions, financial decisions and management and oversight of the day-to-day financial operation of the Business.   In addition, Executive shall perform such other duties requested by or pursuant to the lawful and reasonable direction and control of the Board of Directors of the Company (or a committee thereof), including such services and duties normally commensurate with the position of Chief Financial Officer.  The Executive acknowledges and agrees that he owes a fiduciary duty of loyalty to the Company to discharge his duties and otherwise act in a manner consistent with the best interests of the Company.

(b)           During the Employment Term, the Executive shall devote his reasonable efforts and substantially all of his working time, attention and energies to the performance of his duties and responsibilities under this Agreement, except for vacations to which he is entitled pursuant to the terms of this Agreement, illness or incapacity or activities which do not, in the sole judgment of the Board of Directors (or a committee thereof), interfere or conflict with his duties and responsibilities in any material respect.  During the Employment Term, Executive shall not engage in any business activity which, in the judgment of the Board of Directors (excluding the Executive if he should be a member of the Board of Directors at the time of such determination), conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  Any material outside business activities of Executive, including, without limitation, serving on the board of directors of any other entity, must be approved by the Board of Directors of the Company (excluding any vote of the Executive) in advance.

3.           COMPENSATION AND BENEFITS.  As compensation in full for the services to be rendered by Executive under this Agreement, the Company agrees to compensate Executive as follows:

(a)           During the Employment Term (unless earlier terminated as provided herein), the Company shall pay, and Executive shall accept, an annualized salary of not less than two hundred and twenty thousand dollars ($220,000) ("Base Salary"),  payable in accordance with the Company's normal payroll practices and subject to any and all necessary and legal payroll and other deductions.  The Base Salary and Executive's performance will be reviewed by the Board of Directors of the Company, or a compensation committee of the Board of Directors, at the end of the first year of the Employment Term.  Notwithstanding anything to the contrary contained in this Section 3(a), the compensation committee of the Board of Directors will review Executive's Base Salary on an annual basis to consider appropriate merit-based increases to the Base Salary.  At a minimum, the Base Salary will be increased each year by the annual percentage increase in the Consumer Price Index for Santa Barbara (or Los Angeles, if data for Santa Barbara is not available), plus two percent.

(b)           Executive’s performance will be reviewed on no less than an annual basis and Executive shall receive a bonus of no less than approximately $50,000 at the end of each Year, as defined below.  The amount of the Bonus shall be based equally on the Company's performance and the Executive's job performance, based on the reasonable performance criteria established by the Company’s Compensation Committee, or board of directors, in its sole discretion.  As a means to provide assistance for the Executive to relocate to the Santa Barbara area, the bonus for the first year will be not less than $50,000.  A “Year” shall begin on January 1 and ending on December 31 of each applicable year, with the exception of the first year, which starts on August 1, 2009 and ends on September 1, 2010.

(c)            Executive shall be granted options to acquire 1,560,000 shares of the Company’s common stock.  The options will expire on September 1, 2016 and will be exercisable at $2.00 per share.   Options for 1,040,000 shares will vest upon the execution of this agreement by the Executive and the final options for 520,000 shares will vest on September 1, 2011.  In the event of a Change in Control or Resignation for Good Reason, any unvested options will immediately vest in full and will remain exercisable until September 1, 2016.  The Company will use its best efforts to register the shares underlying these options as soon as possible through "piggyback" registration or through direct registration on Form S-8 or equivalent and to use its best efforts to establish a program with a brokerage firm that allows the Executive to exercise options and sell shares without having to pay the exercise price of the options from the Executive prior to the sale of shares.

(d)           To provide assistance with the Executive's relocation to the Santa Barbara area, upon execution of this agreement by the Executive, the Company will issue 300,000 shares of its common stock to the Executive.  The Executive agrees to use his best efforts to effect such relocation upon receipt of $70,000 or more pursuant to Section 3(f) below.

(e)           Pursuant to the Independent Contractor Consulting Agreement dated November 14, 2007 between the Executive and the Company (“Consulting Agreement”), the Company reaffirms its commitment to pay the Executive the deferred payment of $22,192 (“Deferred Payment) that was due to the Executive as of November 1, 2009 under the terms of the consulting agreement.

(f)           The Company acknowledges that as of November 1, 2010, it owes the Executive $32,241 in expenses and credit card interest and $77,176.12 in unpaid consulting fees, both dating back to February 2007.  Given the long-standing nature of these unpaid consulting fees, the Company agrees to pay simple interest on outstanding balances of unpaid consulting fees from January 1, 2008 to November 17, 2009, and unpaid consulting fees and the Deferred Payment from November 18, 2009 to August 1, 2010, at a rate of 9.5% per annum.  The total of these items is $127,864.59 and will be paid to the Executive as follows:  $30,000 will be due to the Executive upon execution of this agreement and on the fifteen of each month thereafter, the Executive will be paid the greater of (i) $8,000 or (ii) 5% of cash received from debt or equity financing received by the Company, net of commissions and direct costs incurred to receive such cash, in the thirty days prior to that fifteenth of the month.  In the event that the remaining balance is less than $8,000 on any subsequent fifteenth of the month, the Executive will be paid the remaining balance.

(g)           The Company may deduct from any compensation payable to Executive (including payments made pursuant to Section 2 of this Agreement in connection with or following termination of employment) amounts sufficient to cover Executive’s share of applicable federal, state and/or local income tax withholding, old-age and survivors’ and other social security payments, state disability and other insurance premiums and payments.

(h)           Executive shall be eligible to participate in those non-salary benefits and programs generally made available to executive employees of the Company, as are in effect from time to time, including, but not limited to, any health, dental, life or disability insurance plan, 401(k) or other retirement savings plan, and any other employee benefit plan, subject to any and all terms, conditions, and eligibility requirements of said plans or benefits, as may from time to time be prescribed by the Company.  Medical insurance coverage shall be provided for the Executive per Company-provided insurance program.

(i)           Executive shall be entitled to four weeks of vacation each year during the Employment Term in accordance with the Company's vacation policy for officers per the policy outlined in the Company's employee manual, as such manual may be amended from time to time.  Any unused vacation can be carried over to the next year or paid in cash to the Executive, at the discretion of the Executive and given the cash position of the Company at such time.

(j)           Upon submission of proper documentation, the Company will pay or reimburse Executive for reasonable transportation, hotel, travel and related expenses incurred by Executive on business trips away from Executive's principal office, and for other business expenses reasonably incurred by Executive in connection with the business of the Company during the Employment Term, all subject to such limitations and procedures as may from time to time be prescribed by the Board of Directors of the Company.

4.           TERMINATION.

(a)           The Executive’s employment under this Agreement shall terminate upon the earliest to occur of (the date of such occurrence being the “Termination Date”) of:  (i) August 1, 2012, unless this Agreement is extended or amended by mutual written consent of the Company and the Executive; (ii) the effective date of Executive’s resignation for Good Reason (as defined below) or without Good Reason; (iii) the Executive’s death or a Disability (an “Involuntary Termination”); (iv) the effective date of a termination of Executive’s employment for Cause by the Board of Directors (a “Termination for Cause”); and (v) the effective date of a termination of the Executive’s employment by the Board of Directors for reasons that do not constitute Cause (a “Termination Without Cause”). The effective date of a resignation shall be the date that the written resignation by the Executive is received by the Company; the effective date of an Involuntary Termination shall be the date of death or, in the event of a Disability, the date specified in a notice delivered to the Executive by the Company; the effective date of a Termination for Cause shall be the date specified in a notice delivered to the Executive by the Company of such termination; and the effective date of a Termination Without Cause shall be the date specified in a notice delivered to Executive by the Company of such termination which effective date shall be no less than thirty (30) days following the date of such notice.

(b)           For purposes of this Agreement, “Cause” shall mean those instances in which Executive actually, or the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) determines in good faith that Executive has: (i) intentionally furnished materially false, misleading, or incomplete information to the Company's Board of Directors that results, or could reasonably be expected to result, in a material detriment to the Company; (ii) willfully refused or failed to follow the lawful and reasonable instructions of the Board of Directors with respect to any material matter, consistent with the terms of this Agreement, which refusal or failure shall not have been cured, if capable of being cured, within 10 days following written notice thereof; provided, however, that no notice or opportunity to cure shall be required with respect to repeated refusal or failure to follow the lawful and reasonable instructions of the Board of Directors, consistent with the terms of this Agreement; (iii) has been convicted of any act involving moral turpitude (including those involving fraud, theft or dishonesty by Executive) or any crime (whether felony or misdemeanor) other than traffic violations or other minor offenses that could not reasonably be expected to have an adverse effect on the Company's business or reputation; (iv) the continued use of alcohol or drugs by the Executive to an extent that, in the good faith determination of the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time), such use interferes with performance of the Executive’s duties and responsibilities; or (v) breached his obligations under this Agreement in any material respect, which breach has materially damaged the Company and, if capable of being cured, shall not have been cured upon 15 days written notice thereof.  "Cause" is not intended to include mere dissatisfaction of the Company or its Board of Directors with the manner in which Executive performs his duties nor the good faith failure of the Executive to perform his duties successfully.

(c)           For purposes of this Agreement, the term “Disability” shall mean the physical or mental disability or illness of the Executive such that (1) a good faith determination is made by the Board of Directors (excluding the Executive if the Executive is a member of the Board at such time) to substantially perform all of his duties under this Agreement for a period of ninety (90) consecutive days or longer or for any 90 days in any consecutive 12 month period, or (2) that, in the opinion of a physician selected by the Board of Directors (excluding the Executive if the Executive is a member of the Board of Directors at such time), is likely to prevent the Executive from substantially performing all of his duties under this Agreement for more than 90 days in any period of 365 consecutive days.

(d)           For purposes of this Agreement, the term "Good Reason" shall mean any of the following events which occur without the consent of Executive: (i) a material change in the scope or nature of Executive's duties as set forth herein; (ii) the requirement that Executive report to a person or entity other than the CEO and/or Board of Directors; (iii) a required change in the city in which Executive's office is located to a location outside of Santa Barbara County, California; (iv) a material change in the line of the Company's business, which, for this purpose is the live entertainment and credit card marketing business sectors, and any businesses that have been seriously considered for acquisition by the Company in the past 5 years; (v) the material failure of the Company's executives to follow the Company's written policies, provided, however, that Executive shall first give the Company’s CEO written notice identifying the written policy that has allegedly been materially violated, how, and by whom, and if such alleged breach of written policy remains uncured by the Company for more than twenty (20) calendar days after such notice has been properly given, such violation shall then and only then constitute grounds for Good Reason;  (vi) a material breach of this Agreement by the Company’s executives, it being understood and agreed that the material failure of the Company to perform any of the obligations set forth in Section 3 of this Agreement may constitute a material breach of this Agreement, provided, however, that Executive shall first give the Company’s CEO written notice identifying the provision of this Agreement that has allegedly been materially violated, how, and by whom, and if such alleged breach of the Agreement remains uncured by the Company for more than twenty (20) calendar days after such notice has been properly given, such violation shall then and only then constitute grounds for Good Reason; and (vii) a Change of Control-for the purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following: a Person or group of Persons, other than any current member of the Board of Directors, obtains beneficial ownership of at least thirty percent (30%) of the outstanding capital stock of the Company; or a change in the membership of more than fifty percent (50%) of the current Board of Directors in any twelve (12) month period.

(e)           Company and Executive agree to use best efforts to agree to renegotiate Executive’s Agreement no later than 90 days prior to November 1, 2012, if not otherwise terminated.

5.           EFFECT OF TERMINATION; SEVERANCE.

(a)           In the event of a Termination Without Cause or a resignation of Executive for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive only the following:

(i)           the sum of the unpaid portion of the Base Salaries, computed on a pro rata basis through September 1, 2012;

(ii)           reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(j) above.

(iii)           The full vesting of all Stock Options as set forth herein in Section 3 and the removal of restrictions on the stock grant set forth herein in Section 3, other than those dictated by U.S. security laws and regulations.

(iv)           If the Executive is not eligible for separate, employer-provided health insurance, the continuation of Company-provided health insurance for the Executive and qualifying family members through September 1, 2012, with coverage, terms and conditions commensurate with coverage provided to senior executives of the Company

(b)           In the event of a Termination for Cause, an Involuntary Termination or a resignation by Executive that is not for Good Reason, the Executive or his beneficiaries or estate shall have the right to receive the following:

(i)           Any unpaid Base Salary through the date of termination;

(ii)           reimbursement for any expenses incurred prior to the Termination Date for which the Executive shall not have been previously reimbursed in accordance with the provisions of Section 3(j) above.

(iii)           Vested Stock Options

(c)           Upon any termination, neither the Executive nor his beneficiaries or estate shall have any further rights under this Agreement or any rights arising out of this Agreement other than as provided in Section 5(a) and (b) above.  The rights of the Executive set forth in this Section 5 are intended to be the Executive’s exclusive remedy for termination and to the greatest extent permitted by applicable law, the Executive waives all other remedies.

(d)           Following any termination, Executive shall fully cooperate with Company in all matters relating to the winding up of the Executive's work on behalf of Company and the orderly transfer of any such pending work and of Executive's duties and responsibilities for Company to such other person or persons as may be designated by Company in its sole discretion. Executive shall not be entitled to any additional pay or severance in connection with such cooperation.

6.           NONDISCLOSURE AND NONUSE OF CONFIDENTIAL INFORMATION.   The Executive will not disclose, disseminate or use at any time, either during the Employment Term or thereafter, any Confidential Information of which the Executive is or becomes aware, whether or not such information is developed by him, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance of duties assigned to the Executive by the Company. For purposes of this Agreement, the term “Confidential Information” shall mean: information that is not generally known to the public and that is used, developed or obtained by the Company in connection with the Business, including, without limitation, (a) information, observations, procedures and data obtained by the Executive while employed by the Company concerning the business or affairs of the Company, (b) planned or actual products or services, (c) costs and pricing structures, customer, supplier or employee lists, (d) analyses, drawings, photographs and reports, (d) computer software and hardware, including operating systems, applications and program listings, (e) data bases, (f) accounting and business methods, and (g) research and development, (h) inventions, devices, new developments, method and processes, technology and trade secrets (including, without limitation all Work Product).  Confidential Information will not include (i) any information that has been published, through no direct or indirect effort or action by the Executive, in a form generally available to the public prior to the date the Executive proposes to disclose such information, and (ii) any general expertise, contacts or know-how reflective of Executive's experience as an executive in the sports management and event field.

7.           INVENTIONS AND PATENTS.  The Executive agrees that all Work Product belongs to the Company (including any and all Work Product developed by the Company prior to the date of this Agreement).  The Executive will promptly disclose such Work Product to the Board of Directors and perform all actions reasonably requested by the Board (whether during or after the Employment Term) to establish and confirm such ownership (including, without limitation, the execution and delivery of assignments, consents, powers of attorney and other instruments) and to provide reasonable assistance to the Company in connection with the prosecution of any application for patents, trademarks, trade names, service marks or reissues thereof or in the prosecution or defense of any claims by or against the Company relating in any way to Work Product. For purposes of this Agreement, the term “Work Product” shall mean all inventions, innovations, improvements, technical information, systems, software or equipment developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) which relates to the Company’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person, group or entity) while employed by the Company, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon the foregoing.

8.           NON-COMPETE, NON-SOLICITATION, NON-DISPARAGEMENT.  The Executive acknowledges and agrees with the Company that during the course of the Executive’s employment with the Company, the Executive will have the opportunity to develop relationships with existing employees, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill.  Accordingly, the Executive agrees as follows:

(a)           The Executive acknowledges that the Business is operated in and markets for the Company's products and services are located throughout the world, including each county or jurisdiction in each state of the United States and Canada (collectively, the “Territory”).  Accordingly, during the Employment Term and until the (i) three month anniversary of the Termination Date if termination is for Good Reason or without Cause, (ii) the one year anniversary of the Termination Date if termination is the result of a resignation not for Good Reason, and (iii) six month anniversary of the Termination Date if termination is with Cause (in each case, the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which is similar to or competitive with the Business, whether for himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other person, group or entity.  To the extent that the covenant provided for in this Section 8(a) may later be deemed by a court to be too broad to be enforced with respect to its duration or with respect to any particular activity or geographic area, the court making such determination shall have the power to reduce the duration or scope of the provision, and to add or delete specific words or phrases to or from the provision.  The provision, as modified, shall then be enforced.

(b)           Notwithstanding the foregoing, the aggregate ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any person, group or entity, which securities are traded on a national securities exchange, quoted on the NASDAQ Stock Market or other automated quotation system, and which person, group or entity competes with the Company within the Territory shall not be deemed to be a violation of Section 8(a).

(c)           The Executive covenants and agrees that during the term of his employment and for six months following the Termination Date (one year in the event of a termination for Cause or a resignation without Good Reason), the Executive will not, directly or indirectly, either for himself or for any other person, group or entity: (i) solicit any employee, independent contractor or service provider of the Company to terminate or modify his, her or its employment or other relationship with the Company or employ or retain any person or entity; or (ii) solicit any customer, licensee or licensor, of the Company or any service provider to the Company to purchase or provide products or services on behalf of the Executive or such other person, group or entity that are competitive with the products or services provided by the Company.  For a period of two years following the Termination Date for any reason, the Executive agrees not to disparage the business or personal reputation of the Company or its management team and the Company and its management team agree not to disparage the business or personal reputation of the Executive.

(d)           Executive acknowledges that the restrictions placed upon Executive by this Section 8 are reasonable given the Executive's position with the Company, the geographic area in which the Company markets its products and services, and the consideration furnished in this Agreement.  Further, executive also agrees that the provisions of this section are fair and necessary to protect the Company and its business interests and that such provisions do not preclude Executive from utilizing unprotected information or from engaging in occupations in unrelated fields or in a manner consistent with the requirements of this Agreement.  Finally, Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the Business but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(e)           In addition to any other remedies available to Executive under this Agreement or applicable law, in the event that the Company fails to meet any of its ongoing payment or severance obligations to Executive and such failure continues uncured for five (5) business days following the delivery of written notice of such failure to the Company, all of Executive's post-term obligations under this Section 8 shall terminate.

(f)           Non-Solicitation of Customers/Prohibition Against Unfair Competition.  Executive agrees that at no time after his employment with the Company will he engage in competition with the Company while making any use of the Company’s confidential/trade secret information.  Executive agrees that he will not directly or indirectly accept or solicit, whether as an employee, independent contractor or in any other capacity, the business of any customer of the Company with whom Executive worked or otherwise had access to the Company’s confidential/trade secret information pertaining to its business with that customer during the last year of his employment with the Company.

(g)           Non-Solicitation During Employment.  Executive shall not during his employment inappropriately interfere with the Company’s business relationship with its customers or suppliers or solicit any of the employees of the Company to leave the employ of the Company.

(h)           Non-Solicitation of Employees.  Executive agrees that, for one year following the termination of his employment, he shall not, directly or indirectly, ask or encourage any of the Company’s employees to leave their employment with the Company or solicit any of the Company’s employees for employment.

(i)   Breach of Provisions.  If the Executive breaches any of the provisions of this Section 5, or in the event that any such breach is threatened by the Executive, in addition to and without limiting or waiving any other remedies available to the Company at law or in equity, the Company shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain any such breach or threatened breach and to enforce the provisions of this Section 5.

(j)           Reasonable Restrictions.  The parties acknowledge that the foregoing restrictions, as well as the duration and the territorial scope thereof as set forth in this Section 5, are under all of the circumstances reasonable and necessary for the protection of the Company and its business.

(k)           Definition.  For purposes of this section 5, the term “Company” shall be deemed to include any parent, subsidiary or affiliate of the Company.

9.           RETURN OF COMPANY'S PROPERTY UPON TERMINATION.  The Executive shall immediately deliver to the Company at the termination of the Employment Term or at any time the Board of Directors may request, all Company property (including but not limited to all documents, electronic files/records, keys, records, computer disks, or other tangible or intangible things that may or may not relate to or otherwise constitute Confidential Information, Work Product, or trade secrets (as defined by applicable law) that Executive created, used, possessed, or maintained while in the employ of the Company, from whatever source.  This provision does not apply to purely personal documents of Executive, but does apply to business calendars, Rolodexes, customer lists, contact sheets, computer programs, disks, and their contents, and like information that may contain some personal matters of Executive.

10.           ENFORCEMENT.  Because the Executive’s services are unique and because the Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violation of, the provisions hereof (without posting a bond or other security).

11.           MISCELLANEOUS.

(a)           This Binding Effect; Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, heirs, distributees, successors and assigns.  Executive may not assign any of his rights and obligations under this Agreement.  Except as provided for in the event of a Change of Control, the Company may assign its rights and obligations under this Agreement to any successor entity.

(b)           The Company shall have the right to offset against amounts due to Executive hereunder, any amounts owed by Executive to Company, including any advances.

(c)           This Agreement constitutes the entire agreement between the Company and Executive with respect to the subject matter hereof and supersedes any and all previous agreements or understandings between Executive and the Company concerning the subject matter hereof.  This Agreement may not be changed or amended without the prior written consent of both of the parties hereto.

(d)           All notices hereunder shall be in writing and shall be deemed given on the third day after mailing through the United States mail, certified mail, return receipt requested, postage prepaid, or by overnight delivery to the persons listed below or to such other person(s) and/or addresses as may be designated from time to time in writing:

if to the Company:

Stratus Media Group, Inc.
3 East De La Guerra Street 2nd Floor
Santa Barbara, CA 93101
Attention:                      Paul Feller
Email:  paulf@stratusmediagroup.com

if to Executive:

Mr. John Moynahan
Stratus Media Group, Inc.
3 East De La Guerra Street 2nd Floor
Santa Barbara, CA 93101
Email:  johnm@stratusmediagroup.com

(e)           This Agreement shall be governed by and construed in accordance with the laws of the State of California.

(f)           Any waiver by either party of any breach of any of the terms of this Agreement shall not be considered a waiver of any subsequent breach.

(g)           In the event that any provision of this Agreement is held to be unenforceable, then such unenforceability shall in no way affect the other terms and provisions of this Agreement which shall remain in full force and effect.

(h)           The captions herein are for the convenience of the parties and are not to be construed as part of the terms of this Agreement.

(i)           This Agreement may be amended, modified or supplemented only by written agreement of the parties hereto, which agreement shall have been duly authorized and approved by the Board of Directors of the Company.

(j)           The failure of the Company at any time or from time to time to require performance of any of Executive's obligations under this Agreement shall in no manner affect the Company's right to enforce any provision of this Agreement at any subsequent time, and the waiver by the Company of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.  Likewise, The failure of the Executive at any time or from time to time to require performance of any of Company's obligations under this Agreement shall in no manner affect the Executive's right to enforce any provision of this Agreement at any subsequent time, and the waiver by the Executive of any right arising out of any breach shall not be construed as a waiver of any right arising out of any subsequent breach.

(k)           Executive acknowledges that the consideration furnished by the Company in this Agreement, the sufficiency and adequacy of which is hereby acknowledged, is in addition to anything of value, if any, to which Executive may already be entitled.

(l)           Except as otherwise provided herein, in the event of any dispute with respect to the subject matter of this Agreement, the prevailing party shall be entitled to all of its costs and expenses, including reasonable attorneys' fees and costs, incurred in resolving or settling the dispute.  These costs and expenses shall be in addition to any other damages to which the prevailing party may be entitled.

(m)           Except as otherwise provided herein, this Agreement shall not be terminated by any voluntary or involuntary dissolution of the Company resulting from either a merger or consolidation in which the Company is not the consolidated or surviving corporation, or a transfer of all or substantially all of the assets of the Company.  In the event of any such merger or consolidation or transfer of assets, Executive’s rights, benefits and obligations hereunder shall be assigned to the surviving or resulting corporation or the transferee of the Company’s assets.

12.           ARBITRATION.

(a)  Scope.  To the fullest extent permitted by law, Executive and the Company agree to the binding arbitration of any and all controversies, claims or disputes between them arising out of or in any way related to this Agreement, the employment relationship between the Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law.  For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement to arbitrate shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of the Company.

(b)           Arbitration Procedure.  To commence any such arbitration proceeding, the party commencing the arbitration must provide the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims.  In no event shall this notice for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.  The arbitration will be conducted in Santa Barbara, California, by a single neutral arbitrator and in accordance with the then-current rules for resolution of employment disputes of the American Arbitration Association (“AAA”).  The Arbitrator is to be selected by the mutual agreement of the Parties.  If the Parties cannot agree, the Superior Court will select the arbitrator.  The parties are entitled to representation by an attorney or other representative of their choosing.  The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of California, and only such power, and shall follow the law.  The award shall be binding and the Parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  The Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.

IN WITNESS WHEREOF, the parties hereto have signed and sealed this Agreement as of the day and year first above written.

COMPANY:

STRATUS MEDIA GROUP, INC.

By: Paul Feller
President & CEO

EXECUTIVE:

John Moynahan